UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 3, 2004

ABX Air, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50368	91-1091619
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

145 Hunter Drive, Wilmington, Ohio	45177
(Address of principal executive offices)	(Zip Code)

(937) 382 - 5591 Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

ABX Air, Inc. and Airborne, Inc., an indirect wholly-owned subsidiary of DHL Holdings (USA), Inc., are parties to an ACMI Service Agreement, dated August 15, 2003. Under the Agreement, ABX Air provides air cargo transportation services to Airborne on a cost plus basis. The Agreement has a term of seven years. However, upon prior notice, Airborne can terminate specific aircraft, add to, delete or modify the air routes ABX Air operates for Airborne under the Agreement.

ABX Air and Airborne are also parties to a Hub and Line-Haul Services Agreement, dated August 15, 2003, pursuant to which ABX Air provides staff to conduct package handling, package sorting, warehousing, line-haul logistics services, as well as airport facilities and equipment maintenance services for Airborne, also on a cost plus basis.

On November 3, 2004, Airborne notified ABX Air that Airborne will be reducing the amount of air cargo transportation services that ABX Air is providing under the Agreement by twenty-six aircraft (sixteen DC-9s and ten DC-8s), affecting twenty-two scheduled air routes, by the end of 2005. Additional information regarding the termination of these aircraft can be found in ABX Air’s press release under the caption “Plans for Reduced DHL Airlift Requirements in 2005”, attached hereto as Exhibit 99.

Item 2.02. Results of Operations and Financial Condition

On November 9, 2004, ABX Air issued a press release relating to its results for the quarter ended September 30, 2004. Please see the reconciliation of GAAP financial measures to Non-GAAP financial measures contained in an exhibit to the release. A copy of the press release is furnished herewith as Exhibit 99.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description
99	Press Release issued by ABX Air on November 9, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABX Air, Inc.
(Registrant)
Date November 9, 2004

/S/ JOSEPH C. HETE
Joseph C. Hete Chief Executive Officer and President